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                                                                    EXHIBIT 23.7

                  [AMERICAN APPRAISAL ASSOCIATES' LETTERHEAD]

                              CONSENT OF APPRAISER

American Appraisal Associates, Inc. ("AAA") hereby consents to the references made to us and/or our appraisal by BRL Universal Equipment 2001 A, L.P.; BRL Universal Equipment Corp.; Universal Compression Holdings, Inc.; and Universal Compression, Inc. under the captions "Summary," "The Offering," "Risk Factors," "Description of Other Financings," "Description of the Notes," and "The Equipment" in the Amendment No. 1 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission, specifically the appraised fair market values of $427 million as of February 9, 2001 (AAA Contract: 045370), and $122 million as of October 16, 2001 (AAA Contract: 046828). We do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Sincerely,
                                   AMERICAN APPRAISAL ASSOCIATES, INC.


                                  /s/ DALE J. EGAN
                                  ---------------------------------------------
                                      Dale J. Egan
                                      General Counsel